Exhibit 99.1

Investor Contact:
Kiley Fleming
(615) 855-5525

DOLLAR GENERAL REPORTS INCREASED SEPTEMBER SALES

GOODLETTSVILLE, Tenn. - October 11, 2001 - Dollar General Corporation (NYSE: DG) today reported total retail sales for the five-week fiscal period ended October 5, 2001, equaled $497.0 million compared with $407.5 million for the five-week period ended September 29, 2000, an increase of 22.0 percent. Due to the Company's 53-week fiscal year in 2000, the Company's fiscal and calendar periods in 2001 do not coincide. For the five-week calendar period ended October 5, 2001, total sales increased 19.7 percent and same-store sales increased 9.0 percent compared with a 0.7 percent increase in same-store sales for the five-week period ended October 6, 2000.

For the nine-week fiscal period ended October 5, 2001, Dollar General total retail sales increased 18.9 percent to $890.4 million from $748.9 million for the nine-week period ended September 29, 2000. For the nine-week calendar period ended October 5, 2001, total sales increased 18.8 percent and same-store sales increased 8.0 percent compared with a 1.1 percent increase in same-store sales for the nine-week period ended October 6, 2000.

For the 35-week fiscal period ended October 5, 2001, Dollar General's total retail sales increased 20.1 percent to $3.3 billion from $2.8 billion for the 35-week period ended September 29, 2000. For the 35-week calendar period ended October 5, 2001, total sales increased 19.5 percent and same-store sales increased 7.5 percent compared with a 0.8 percent increase in same-store sales for the 35-week period ended October 6, 2000.

Sales Outlook:
For the four-week fiscal period of October ending November 2, 2001, the Company expects total sales to increase 17-19 percent compared with total sales for the four-week period ended October 27, 2000. For the four-week calendar period, same-store sales are expected to increase 5-7 percent compared with a 0.8 percent decrease in same-store sales for the four-week period ended November 3, 2000. October sales results will be released on Thursday, November 8, 2001.

For the third quarter ending November 2, 2001, total company sales are expected to increase 18-19 percent compared with total sales for the quarter ended October 27, 2000. For the 13-week calendar period ending November 2, 2001, same-store sales are expected to increase 6-7 percent compared with a 0.5 percent increase in same-store sales for the 13-week period ended November 3, 2000. For the quarter, the Company expects to open 160-180 new stores and close 5-10 stores. For the full year, the Company expects to open 600-650 new stores and close 50-60 stores.

Weekly sales trends are announced on Mondays after the market closes and can be attained online at www.dollargeneral.com or by calling (615) 855-5529.

Dollar General operates more than 5,300 neighborhood stores in 27 states.



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This press release contains historical and forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information include, but are not limited to: the Company's ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance), including with respect to the timely delivery of the Company's financial statements; general transportation and distribution delays or interruptions; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; delays associated with building, opening and operating new stores; the results of the Company's on-going restatement and audit process; the degree of cooperation between the predecessor auditor and the successor auditor in the audit process; and the impact of the litigation and any regulatory proceedings related to such restatements. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of unanticipated events.

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